Exhibit 99.1

CONTACT INFORMATION:

Investors and Media

Julie D. Tracy

Vice President, Investor Relations and Corporate Marketing

408-548-6687

jtracy@kyphon.com

Kyphon Reports Fourth Quarter and Full-Year 2006 Financial Results

SUNNYVALE, Calif., January 30, 2007 (PR NEWSWIRE) — Kyphon Inc. (Nasdaq:KYPH) today announced that net sales for the quarter ended December 31, 2006 totaled $112.6 million, an increase of 31% over the $85.8 million in net sales reported for the fourth quarter of 2005. For the year ended December 31, 2006, Kyphon reported net sales of $407.8 million, an increase of 33% over the $306.1 million reported for the same period in 2005.

Net income for the fourth quarter of 2006 increased 228% to $12.2 million, or $0.26 per diluted share, compared to net income of $3.7 million or $0.08 per diluted share for the same period in 2005, which lacked any FAS 123(R) charges. Excluding non-cash FAS 123(R) charges, non-GAAP net income for the fourth quarter of 2006 was $0.38 per diluted share. Fourth quarter 2005 results included a $20.0 million special charge for purchase of a technology license. Non-GAAP net income per diluted share for the fourth quarter of 2005, which excludes the license acquisition charge, was $0.34. A reconciliation of GAAP and non-GAAP operating results is provided below.

Net income for the full-year 2006 increased 33% to $39.7 million or $0.86 per diluted share, compared to net income of $29.8 million, or $0.66 per diluted share for the same period in 2005. Excluding non-cash FAS 123(R) stock-based compensation charges, non-GAAP net income for the year ended December 31, 2006 increased 39% over the same period a year ago to $58.9 million, or $1.27 per diluted share. Excluding the 2005 license acquisition charges, non-GAAP net income per diluted share for 2005 was $0.94. A reconciliation of GAAP and non-GAAP operating results is provided below.

Kyphon’s revenues for the fourth quarter included $84.4 million in net sales in the United States and $28.2 million in net sales from its international operations, representing growth in those markets of 22% and 69%, respectively, over the fourth quarter of 2005. For the full-year 2006, net sales were $324.1 million in the United States and $83.7 million from international operations, representing growth in those markets of 26% and 72%, respectively, over 2005.

“Although our business in the U.S. in the fourth quarter was impacted by the uncertainty and distraction created by Medtronic’s launch of its Arcuate XP product, we are pleased with our overall performance as our international business saw strong increased procedural penetration in virtually all of its markets,” commented Richard Mott, president and chief executive officer. “These results reflect the significant strides the company made in 2006 in expanding the channel to the spine specialists, continued strong clinician adoption of the balloon kyphoplasty procedure to treat their patients despite increasing competition in the fourth quarter, growing patient and primary physician awareness, introducing new products aimed at improving spinal deformity correction and expanding into new geographies.”

“We achieved several milestones in 2006 that we believe will help us attain our growth objectives,” said Mott. “Substantial progress was made in the clinical, regulatory and reimbursement environments, including the publication of the first multicenter, prospective, two-year follow-up data for balloon kyphoplasty, a positive recommendation from the UK’s National Institute for Clinical Excellence for the balloon kyphoplasty procedure, and the establishment of a Category 1 ICD-9 physician reimbursement procedure code specifically for kyphoplasty by the Centers for Medicare & Medicaid Services,” Mott continued.

“We also announced significant acquisitions in December 2006, St. Francis Medical Technologies, which we closed on January 18, 2007, and the proposed acquisitions of all of the spine-related assets of Disc-O-Tech Medical Technologies. By providing us with new platforms for growth in the treatment of lumbar spinal stenosis and minimally invasive fusion, these acquisitions are key elements in executing our strategy and advancing our mission to become the recognized global leader in restoring spinal function through minimally invasive therapies. I believe we are well positioned for future growth as we enter 2007,” Mott concluded.

Financial Outlook for Full-Year 2007 and Quarter Ending March 31, 2007

For purposes of providing guidance, the company presently assumes the Disc-O-Tech B-Twin and SKy Bone asset acquisition will close by the end of the first quarter of 2007 and the Confidence-related asset transaction will close by the end of the third quarter of 2007. Both transactions remain subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The following guidance includes an estimated one time pre-tax charge of $56 million for in-process research & development (IPR&D) associated with the acquisitions of St. Francis Medical Technologies (SFMT) and the spinal assets of Disc-O-Tech. Of the estimated $56 million pre-tax IPR&D charge, approximately $21 million will be non-tax deductible. The following guidance assumes $53 million of the IPR&D charge will occur in the first quarter, which relates to the B-Twin, SKy Bone, and SFMT acquisitions, and the remaining $3 million will be recorded in the third quarter of 2007 when the Confidence-related asset transaction is anticipated to close.

The guidance further assumes amortization of intangible charges of $26 million for the full year and $5 million for the first quarter. In accordance with SFAS 141, Business Combinations, the guidance also assumes a purchase price adjustment of approximately $8 million relating to a fair value write-up of the X-STOP® system inventory on hand at the time the SFMT transaction closed in January 2007. This adverse impact will be reflected in gross margin in the first and second quarters of 2007 as the inventory is sold.

As you will note, we are not providing earnings per share guidance at this time due to the fact that our interest cost assumptions are currently in flux. Accordingly, we will address our target expectations for 2007 and the first quarter ending March 31, 2007 only through operating income and provide additional guidance once interest costs are known.

Targets for Full-Year 2007 and Quarter Ending March 31, 2007

	Full-Year 2007	Qtr Ending March 31, 2007
Target Net Sales ($millions)	$565 to $585	$122 - $127

Targets as a Ratio to Net Sales:
Gross Margin (1), (2)	85.5% to 86.5%	84.0% to 84.5%
R&D (1)	9.5% to 10.0%	9.5% to 10.0%
Sales & Marketing (1)	42.5% to 43.5%	47.5% to 48.5%
G&A (1)	13.1% to 13.6%	14.5% to 15.5%
Amortization of Intangibles (3)	4.5% to 4.6%	4.0% to 4.2%
Total Oper Expenses Excl IPR&D (4)	69.7% to 71.7%	75.5% to 78.2%
Operating Income Excluding IPR&D (4)	13.8% to 16.8%	5.8% to 9.0%
Operating Inc/(Loss) Including IPR&D (5)	4.0% to 7.0%	(37.7%) to (32.7%)

(1)	Excludes amortization of intangibles which is shown separately.
(2)	2007 Target and first quarter 2007 Target includes approximately $8 million, and $4 million, respectively, for the adverse impact to cost of goods sold associated with the X-STOP® system inventory fair value write-up in accordance with SFAS 141, Business Combinations.
(3)	Upon completion of the final purchase price allocation, amortization of intangibles will be incorporated into the appropriate expense categories in cost of goods sold and operating expenses.
(4)	2007 Target and first quarter 2007 Target excludes estimated in-process research and development charges of $56 million and $53 million, respectively.
(5)	2007 Target and first quarter 2007 Target includes estimated in-process research and development charges of $56 million and $53 million, respectively.

Selected Metrics

Kyphon ended the fourth quarter of 2006 with approximately 300 device sales representatives in the U.S. Internationally, the company ended the fourth quarter with approximately 120 sales professionals. Worldwide, Kyphon’s field based sales organization, which includes device sales representatives, sales management, and other field based sales professionals, totaled approximately 480 individuals as of December 31, 2006. The company is planning to end 2007 with approximately 580 to 610 field based sales professionals worldwide. This global sales organization works with spine specialists worldwide who perform, or who are candidates to perform, the balloon kyphoplasty procedure and the primary care physician community, to educate them about the balloon kyphoplasty treatment for spinal fractures and the X-STOP® Interspinous Process Decompression (IPD®) procedure to treat lumbar spinal stenosis.

Through the fourth quarter of 2006, approximately 6,000 spine specialists in the U.S. and 4,400 outside the U.S. have been trained to perform balloon kyphoplasty. For 2007, Kyphon expects to train a total of approximately 1,700 physicians to perform balloon kyphoplasty procedures, 700 in the U.S. and 1,000 outside of the U.S. Approximately 1,400 spine surgeons in the U.S. have been trained to perform the X-STOP® IPD® procedure to date. In 2007, the company expects to train approximately 1,800 spine specialists in the U.S. to perform the X-STOP® IPD® procedure.

Use of Non-GAAP Financial Measures

Kyphon management believes that investors may wish to consider the impact of certain charges to better understand short- and long-term financial trends in the company’s operations and financial performance. These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, Kyphon management uses results of operations before certain charges to evaluate the operational performance of the company and as a basis for strategic planning. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.

Reconciliation of GAAP and Non-GAAP Operating Results

Non-GAAP fourth quarter 2006 and full-year ended December 31, 2006 results exclude stock-based compensation charges under FAS 123(R). Non-GAAP second and fourth quarter 2005 and full-year December 31, 2005 results exclude charges for the acquisition of technology licenses. This non-GAAP presentation is given in part to enhance the understanding of the company’s historical financial performance and comparability between periods in light of a change in accounting standards particularly since the company did not include stock-based compensation under FAS 123(R) as an expense in its financial statements prior to January 1, 2006. In addition, the company believes that the non-GAAP presentation to exclude stock-based compensation and certain other non-recurring charges is relevant and useful information that will be widely used by analysts, investors, and other interested parties in the medical device industry. Accordingly, the company is disclosing this information to permit additional analysis of the company’s performance. A reconciliation of Kyphon’s non-GAAP operating results to its GAAP operating results for these periods follows (unaudited, in thousands, except per share amounts):

	Three Months Ended December 31, 2006			Three Months Ended December 31, 2005
	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP
U.S. net sales	$84,447	$—	$84,447	$69,132	$—	$69,132
International net sales	28,175	—	28,175	16,676	—	16,676

Net sales	112,622	—	112,622	85,808	—	85,808
Cost of goods sold	14,702	(390)	14,312	9,968	—	9,968

Gross profit	97,920	390	98,310	75,840	—	75,840

Operating expenses:
Research and development	11,059	(1,083)	9,976	26,870	(20,000)	6,870
Sales and marketing	51,413	(3,241)	48,172	37,458	—	37,458
General and administrative	16,980	(2,878)	14,102	8,630	—	8,630

Total operating expenses	79,452	(7,202)	72,250	72,958	(20,000)	52,958

Income from operations	18,468	7,592	26,060	2,882	20,000	22,882
Interest income and other, net	3,030	—	3,030	1,423	—	1,423

Income before income taxes	21,498	7,592	29,090	4,305	20,000	24,305
Provision for income taxes	9,270	2,288	11,558	580	7,940	8,520

Net income	$12,228	$5,304	$17,532	$3,725	$12,060	$15,785

Net income per share:
Basic	$0.27	$0.12	$0.39	$0.09	$0.28	$0.36

Diluted	$0.26	$0.11	$0.38	$0.08	$0.26	$0.34

Weighted-average shares outstanding:
Basic	44,940	—	44,940	43,637	—	43,637

Diluted	46,680	17	46,697	46,130	—	46,130

	Year Ended December 31, 2006			Year Ended December 31, 2005
	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (2,3)	Non-GAAP
U.S. net sales	$324,108	$—	$324,108	$257,558	$—	$257,558
International net sales	83,682	—	83,682	48,524	—	48,524

Net sales	407,790	—	407,790	306,082	—	306,082
Cost of goods sold	52,176	(1,337)	50,839	35,843	—	35,843

Gross profit	355,614	1,337	356,951	270,239	—	270,239

Operating expenses:
Research and development	39,971	(3,876)	36,095	46,383	(21,000)	25,383
Sales and marketing	194,057	(11,596)	182,461	144,768	—	144,768
General and administrative	60,351	(10,816)	49,535	34,951	—	34,951

Total operating expenses	294,379	(26,288)	268,091	226,102	(21,000)	205,102

Income from operations	61,235	27,625	88,860	44,137	21,000	65,137
Interest income and other, net	9,487	—	9,487	3,979	—	3,979

Income before income taxes	70,722	27,625	98,347	48,116	21,000	69,116
Provision for income taxes	30,990	8,478	39,468	18,280	8,337	26,617

Net income	$39,732	$19,147	$58,879	$29,836	$12,663	$42,499

Net income per share:
Basic	$0.88	$0.43	$1.31	$0.70	$0.30	$0.99

Diluted	$0.86	$0.41	$1.27	$0.66	$0.28	$0.94

Weighted-average shares outstanding:
Basic	44,940	—	44,940	42,803	—	42,803

Diluted	46,313	120	46,433	45,336	—	45,336

(1)	Adjustments consist of stock-based compensation and the related tax effect. FAS 123(R) requires the company to estimate the cost of all forms of employee stock-based compensation, including employee stock options and awards under our employee stock purchase plan (ESPP), and to record a commensurate expense (which is subjective in nature) in the income statement.
(2)	Adjustments consist of a $20.0 million charge for the acquisition of an exclusive license to Dr. Harvinder Sandhu’s intellectual property rights and the related tax effect.
(3)	Adjustments consist of a $1.0 million charge for the acquisition of an exclusive license to Dr. Lee Berger’s intellectual property rights and the related tax effect.

Earnings Call Information

Kyphon will host a conference call today at 2:00 p.m. Pacific Time to discuss its fourth quarter and full-year ended December 31, 2006 results. A live webcast of the call will be available from the Investor Relations section of the company’s corporate Web site at www.kyphon.com. The call will be archived on this site for a minimum of two months.

Interested parties may also access the call by dialing 1-800-289-0533 (U.S.) or 913-981-5525 (International). An audio replay of the call will be available beginning from 6:00 p.m. Pacific Time on Tuesday, January 30, 2007, until 12:00 a.m. Pacific Time on Tuesday, February 20, 2007. To access the replay, dial 888-203-1112 (U.S.) or 719-457-0820 (International) and enter the access code 8484841.

About Kyphon Inc.

Kyphon develops and markets medical devices designed to restore and preserve spinal function and diagnose low back pain using minimally invasive technologies. The company’s products are used in balloon kyphoplasty for the treatment of spinal fractures caused by osteoporosis or cancer, in the Functional Anaesthetic Discography™ procedure for diagnosing the source of low back pain, and in the Interspinous Process Decompression procedure for treating lumbar spinal stenosis. More information about the company and its products can be found at www.kyphon.com and its patient education Web site, www.spinalfracture.com.

Functional Anaesthetic Discography is a trademark, and Kyphon, KyphX, X-STOP, X STOP, and IPD are registered trademarks, of Kyphon Inc. Disc-O-Tech, B-Twin and SKy are trademarks of Disc-O-Tech Medical Technologies, Ltd.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, those that use words such as “believes,” “may,” and words of similar effect, and specifically include the company’s anticipated business direction and performance. Forward-looking statements are based on management’s current preliminary expectations without taking into account any possible impact from any other future business development transaction and are subject to risks, uncertainties and assumptions, which may cause the company’s actual results to differ materially from the statements contained herein. Material factors that may cause results to differ from the statements made include the significant amount of debt incurred in connection with the acquisition of St. Francis Medical Technologies, including the restrictions that debt covenants will impose on its future operations, the risk that Kyphon may default on repayment of the debt, and the risk that Kyphon may not be able to refinance that debt on favorable terms; failure to achieve the revenues, cost savings, growth prospects and any or other synergies expected from the St. Francis or Disc-O-Tech transactions; the possibility that Kyphon may require additional capital and may not be able to raise sufficient capital, on favorable terms or at all; delays and challenges associated with integrating the businesses; and risks associated with completion of Kyphon’s pending acquisitions of the spinal assets of Disc-O-Tech, including the risk that either or both of those acquisitions may be delayed or not completed for regulatory or other reasons, or may be completed subject to onerous regulatory conditions. Other information on potential risk factors that could affect Kyphon, its business and its financial results are detailed in the company’s periodic filings with the Securities and Exchange Commission (SEC), including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Future Operating Results,” which can be found in Kyphon’s annual report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 3, 2006, in Kyphon’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 9, 2006, and in the Form S-1/A filed by St. Francis Medical Technologies, Inc. on November 22, 2006. Kyphon undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof.

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